(Logo) KPMG Peat Marwick LLP
725 South Figueroa Street
Los Angeles, CA  90017

The Board of Directors
Imperial Credit Industries, Inc.:

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Imperial Credit Industries, Inc. and subsidiaries as of December 31, 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended, and have issued our report thereon dated April 14, 1995.

Our audit referred to above included tests relating to mortgage loans serviced for others in accordance with requirements of the Uniform Single Audit Program for Mortgage Bankers (the "Program"). Our audit disclosed no items of non-compliance that, in our opinion, are reportable in accordance with paragraph 4 of the Program, except for:

	As of December 31, 1994, the Company was required by the Federal Home Loan Mortgage Corporation to have fidelity insurance with a maximum deductible of $270,989. The Company's policy reflected a deductible of $325,000. Management has informed us that they intend to lower the deductible on the Company's policy in compliance with the requirements.

	On the September 15, 1994 P&I custodial reconciliations we noted several items totaling $1,502,765 not clearing within 90 days. On the T&I custodial reconciliation for August 15, 1994, we noted an unidentified difference of $118,406. In subsequent reconciliations, all items were identified and cleared. On an August 31, 1994 P&I custodial reconciliation we noted an item for $98,081 not clearing with 90 days.

We are independent Certified Public Accountants with respect to Imperial Credit Industries, Inc. within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

This report is intended for the information and use of the Board of Directors and management of Imperial Credit Industries, Inc., investors in the mortgage loans serviced for others by Imperial Credit Industries, Inc. and the independent auditors of such investors and should not be used for any other purpose.

/S/KPMG Peat Marwick LLP

April 14, 1995

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